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                           STRATEGIC INFORMATION, INC.

                           CERTIFICATE OF DESIGNATIONS
                                     OF THE
                      SERIES A CONVERTIBLE PREFERRED STOCK

                            PAR VALUE $0.10 PER SHARE

                        Pursuant to Section 151(g) of the
                       General Corporation Law of Delaware

                  The undersigned, Chairman of the Board and Secretary, respectively, of Strategic Information, Inc., a Delaware corporation (the "Corporation"), certify that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors has adopted the following resolution creating a series of Preferred Stock of the Corporation (the "Preferred Stock") designated as the Series A Convertible Preferred Stock:

                  RESOLVED, by the Board of Directors of the Corporation, that pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors hereby creates a series of the class of authorized Preferred Stock, par value $0.10 per share, of the Corporation, and authorizes the issuance thereof, and hereby fixes the designations and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Restated Certificate of Incorporation of the Corporation, as amended, which are applicable to the Preferred Stock of all series) as follows:

                  1. Designation and Number. The series will be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), and the number of authorized shares constituting such series shall be 132,200.

                  2. Dividends. Each holder of Series A Preferred Stock shall be entitled to receive when, as and if declared in the discretion of the Board of Directors, from funds legally available therefor, dividends per share as set forth below.

                  (a) The amount of any dividend per share declared on the Series A Preferred Stock shall be an amount equal to the product of (i) the same amount as is declared as a dividend from time to time by the Board of Directors on each share of Class B Common Stock and (ii) the number of fully paid and nonassessable

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shares of Class B Common Stock into which such share of Series A Preferred
Stock is convertible pursuant to Section 4(a) hereof.

                  (b) The preference of each share of Series A Preferred Stock with respect to dividend payments shall be in every respect on a parity with the preferences of every other share of Series A Preferred Stock as to dividend payments and of every other share of capital stock of the Corporation which is not specifically made senior to or junior to the Series A Preferred Stock as to dividend payments. The rights of the Class B Common Stock of the Corporation shall be junior to the rights of the Series A Preferred Stock with respect to dividend payments.

                  3. Liquidation Rights. (a) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation (a "Liquidation"), whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount per share of Series A Preferred Stock equal to the product of (i) the same amount as is available for distribution in Liquidation for each share of Class B Common Stock and (ii) the number of fully paid and nonassessable shares of Class B Common Stock into which such share of Series A Preferred Stock is convertible pursuant to Section 4(a) hereof.

                  (b) The preference of each share of Series A Preferred Stock with respect to distributions in Liquidation shall be in every respect on a parity with the preferences of every other share of Series A Preferred Stock as to distributions in Liquidation and of every other share of capital stock of the Corporation which is not specifically made senior to or junior to the Series A Preferred Stock as to distributions in Liquidation. The rights of the Class B Common Stock of the Corporation shall be junior to the rights of the Series A Preferred Stock with respect to distributions in Liquidation, provided that the maximum priority distribution in Liquidation distributed to holders of Series A Preferred Stock pursuant to this Section 3(b) shall not exceed an amount equal to five (5%) percent of the aggregate value of the Series A Preferred Stock, which aggregate value shall be calculated by multiplying (i) $1.35 by (ii) the number of fully paid and nonassessable shares of Class B Common Stock into which all shares of the Series A Preferred Stock may be converted pursuant to Section 4(a) hereof.

                  4. Conversion Rights. (a) Each share of Series A Preferred Stock shall be convertible at any time or from time to time at the option of the holder thereof into five (5) fully paid and nonassessable shares of Class B Common Stock.

                  (b) The number of shares of Class B Common Stock into which each share of Series A Preferred Stock is convertible

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pursuant to Section 4(a) hereof shall be subject to adjustment from time to time as follows:

                    (i) If the Corporation shall at any time or from time to time declare a dividend or make a distribution on any outstanding shares of Class B Common Stock in shares of Class B Common Stock, or subdivide or reclassify any outstanding shares of Class B Common Stock or combine or reclassify any outstanding shares of Class B Common Stock into a smaller number of shares of Class B Common Stock, then, and in each such case, the number of shares of Class B Common Stock into which each share of Series A Preferred Stock is convertible shall be adjusted to be equal to the number of shares of Class B Common Stock that the holder of a share of Series A Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Class
         B Common Stock entitled to receive such dividend or distribution, or
         (B) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

All calculations under this paragraph (b) shall be made to the nearest one one-thousandth of a share.

                  (c) If at any time the Corporation shall be a party to any transaction or series of related transactions (including, without limitation, a merger, consolidation, reorganization, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization of the Class B Common Stock and excluding any transaction to which paragraph (b) of this Section 4 applies) in which the previously outstanding Class B Common Stock shall be changed into or exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being herein called the "Transaction", and the date of consummation of any Transaction being herein called the "Consummation Date" thereof), then each share of Series A Preferred Stock shall thereafter be convertible into, in lieu of the Class B Common Stock issuable upon such conversion prior to the Consummation Date, the amount of securities or other property to which such holder would actually be entitled as a holder of shares of Class B Common Stock upon the consummation of the Transaction if such holder had converted such share of Series A Preferred Stock immediately prior to such transaction (subject to adjustments from and after the Consummation Date of such transaction as nearly

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equivalent as possible to the adjustments provided for in paragraph (b) of this Section 4).

                  (d) The holder of any shares of Series A Preferred Stock may convert such shares into shares of Class B Common Stock by surrendering for such purpose to the Corporation, at its principal office or at any other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series A Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 4 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Class B Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issuance or delivery of shares of Class B Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Class B Common Stock to which the holder of shares of Series A Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Class B Common Stock in accordance herewith, and the person entitled to receive the shares of Class B Common Stock shall be treated for all purposes as having become the record holder of such shares of Class B Common Stock at such time.

                  (e) Upon conversion of any shares of Series A Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted; provided, however, that such holder shall be entitled to receive any dividends on such shares of Series A Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of shares

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of Series A Preferred Stock entitled to receive payment of such dividend.

                  (f) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Class B Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Price per share of Class B Common Stock on the day on which such shares of Series A Preferred Stock are deemed to have been converted.

                  (g) The Corporation shall at all times reserve and keep available out of its authorized and unissued Class B Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock. The Corporation shall from time to time, in accordance with the laws of Delaware, increase the authorized amount of Class B Common Stock if at any time the number of authorized shares of Class B Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series A Preferred Stock.

                  (h) Whenever the number of shares of Class B Common Stock into which each share of Series A Preferred Stock is convertible is adjusted as provided in paragraph (b) or (c) of this Section 4, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series A Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Class B Common Stock into which the shares of Series A Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Class B Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series A Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

                  5. Voting Rights. (a) The holders of Series A Preferred Stock shall be entitled to vote upon all matters upon which the holders of Class B Common Stock are entitled to vote, and the shares of Series A Preferred Stock, except as otherwise required by law, shall vote together with the shares of Class B Common Stock (and of any other class or series which may similarly be entitled to vote with the shares of Class B Common Stock) as a single class; and each holder of a share of Series A Preferred Stock shall be entitled to cast such number of votes as shall equal the number of votes that he would be entitled to cast if his shares of Series A Preferred Stock were converted into the number of shares of Class B Common Stock (and other Voting Stock, if any) into which the shares of Series A Preferred Stock are then

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convertible, for each share of Series A Preferred Stock standing in his name on the books of transfer of the Corporation as of the record date fixed or determined for such purpose.

                  (b) So long as any of the shares of Series A Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly, without the affirmative vote at a meeting of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting separately as a class, issue any capital stock that ranks on a parity with or senior to the Series A Preferred Stock as to dividends or upon liquidation.

                  For the purpose of this resolution, any capital stock of the Corporation shall be deemed to rank (i) on a parity with shares of the Series A Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or optional or mandatory redemption provisions, if any, differ from those of the Series A Preferred Stock, if the holders of such stock would be entitled to receive dividends or amounts distributable upon liquidation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series A Preferred Stock; (ii) junior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, if such class shall be Class B Common Stock or if the holders of shares of the Series A Preferred Stock will be entitled to receipt of dividends or of amounts distributable upon liquidation, as the case may be, in preference or priority to the holders of shares of such stock; and (iii) senior to shares of Series A Preferred Stock, either as to dividends or upon liquidation, if such capital stock neither ranks on a parity with nor is junior to shares of Series A Preferred Stock as aforesaid.

                  (c) The rights set forth in this Section 5 are in addition to any voting rights which are created by applicable law.

                  6.  Definitions.

                  "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Class B Common Stock" means the Class B Common Stock of the Corporation, par value $0.10 per share.

                  "Closing Price" per share of Class B Common Stock means the last sale price per share of such class, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in each case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York

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Stock Exchange or, if the shares of such class of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such class of Class B Common Stock are listed or admitted to trading or, if the shares of such class of Class B Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the shares of such class of Class B Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such class of Class B Common Stock selected by a majority (but not less than two) of the directors of the Corporation. If such class of Class B Common Stock is not publicly held or so listed or publicly traded, "Closing Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

                  "Fair Market Value" means the amount that a willing buyer would pay a willing seller in an arm's length transaction.

                  IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be signed by a duly authorized officer and its corporate seal, duly attested by another such officer, to be hereunto affixed this 13th day of September, 1989.


                                    STRATEGIC INFORMATION, INC.



                                    By:/s/ Andrew M. Bursky
                                         Andrew M. Bursky
                                         Chairman of the Board

Attest:

/s/ Edward Seidenberg
    Secretary